Kinder Morgan Contacts

Terasen Inc. Contacts

Media Relations

Media Relations

Larry Pierce (713) 369-9407

Cam Avery (604) 443-6603

Rick Rainey (713) 369-9452

Investor Relations

Investor Relations

David Bryson (604) 443-6527

Mindy Mills (713) 369-9490

Rhonda Dyce (604) 443-6648

www.kindermorgan.com

www.terasen.com

KINDER MORGAN – TERASEN COMBINE TO CREATE A NORTH AMERICAN ENERGY LEADER

Kinder Morgan to Purchase Terasen for Approximately US$5.6 Billion

HOUSTON, Texas, and Vancouver, British Columbia, Aug. 1, 2005 – Kinder Morgan, Inc. (NYSE: KMI) and Terasen Inc. (TSX: TER) today announced a definitive agreement whereby KMI will acquire all of the outstanding shares of Terasen in a transaction that will create a leading North American energy transportation and distribution company. The total purchase price, including the assumption of debt, is approximately US$5.6 billion, or C$6.9 billion.

As described in detail below, the prorated value of the offer is C$35.91 per Terasen share based on KMI’s share price and C$/US$ exchange rates as of July 29, representing a premium of approximately 20 percent over the 20 day average closing price of Terasen common shares for the period ending July 29.  Under the transaction, Terasen shareholders will be able to elect, for each Terasen share held, either (i) C$35.75 in cash, (ii) 0.3331 shares of KMI common stock, or (iii) C$23.25 in cash plus 0.1165 shares of KMI common stock. All elections will be subject to proration in the event total cash elections exceed approximately 65 percent of the total consideration to be paid or total stock elections exceed approximately 35 percent.

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The transaction has been unanimously approved by each company’s board of directors, and by a special committee of independent directors created by the Terasen board to oversee this process. This transaction will require Terasen shareholder approval prior to closing, which is expected by year-end 2005.  The transaction is also subject to customary regulatory approvals.

The combined company will have approximately 40,000 miles of natural gas and petroleum transportation pipelines, more than 1.1 million natural gas distribution customers, approximately 150 terminals and an enterprise value of more than US$19 billion. Including KMI affiliate Kinder Morgan Energy Partners, L.P. (NYSE: KMP), of which KMI is the general partner, the enterprise value of the total combined companies will be approximately US$35 billion.

 “This transaction will combine two strong entities to create a premier energy company in North America with a bright future,” said Kinder Morgan Chairman and CEO Richard D. Kinder. “It is a win-win transaction for both entities that is expected to produce immediate shareholder value through strong earnings and cash flow accretion, as well as provide exciting future growth opportunities. For Kinder Morgan, the merger will dramatically broaden our footprint into Canada. Terasen has two core businesses – a low-risk, large regulated natural gas distribution company in British Columbia that produces stable cash flow, and a strategically located refined products and crude oil transportation pipeline business that offers tremendous growth potential. Terasen’s pipelines are well-positioned to transport growing production from the Alberta oilsands, which is expected to become an increasingly important supply source to North America and Asia. There is a definite need for additional pipeline infrastructure from the Alberta oilsands, and we have a great opportunity to use the capital strength of the combined company – along with our expertise in building and operating pipelines – to increase capacity on Terasen’s existing pipeline system and help meet the growing demand of an oil-starved world.”

Canadian oilsands production is projected to double from current levels to about 2 million barrels of crude oil per day between 2010 and 2012. According to the National Energy Board, Canada’s recoverable oilsands reserves are the largest in the world. They currently account for about 37 percent of all Canadian oil production, and are expected to comprise as much as 67 percent of the country’s oil production by 2015.

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“Terasen also has a strong position in owning and operating water utilities, supplying materials and services for water and wastewater operations, and providing metering and other utility services in Canada and the United States. These markets offer significant potential for growth, as Terasen has laid an excellent foundation,” Kinder said.

The transaction is expected to be approximately 6-8 percent accretive for KMI shareholders on a pro forma basis to recurring earnings per share in 2006, which is expected to be the first year of combined operations.  For 2006, recurring earnings per share are expected to be approximately US$5.00, and cash flow is expected to be almost US$800 million.  (Cash flow is defined as pre-tax income before DD&A, less cash paid for income taxes and sustaining capital expenditures – see the discussion following.)  The annual KMI dividend is expected to be at least US$3.50 per share in 2006, up from its current rate of US$3 per share.  The strengths of and prospects for the combined company are such that it expects to continue to grow earnings per share and the dividend at approximately 10 percent annually without any acquisitions at KMI or KMP.

Terasen President and CEO John Reid said the planned combination is a great opportunity for Terasen and its shareholders.  “This transaction creates significant immediate and long-term value for our shareholders and gives us the scale, resources and access to capital we need to accelerate our business strategy and lead the development of world-class infrastructure across Western Canada. The offer represents a significant premium to our recent share price at a time when Terasen is trading at all-time highs, and gives Terasen shareholders the opportunity to participate in the ongoing success of the combined company. Kinder Morgan is one of the largest and most respected energy transportation and storage companies in the United States, is the market leader in most of its businesses and has produced outstanding returns for its shareholders. We are very pleased to become a significant part of a much larger and stronger enterprise, and believe this transaction will produce long-term benefits for both our retail and wholesale customers, and expand opportunities for our employees.”

The combined entity will have approximately 9,000 employees and will feature:

•

The largest independent owner/operator of products pipelines in the United States and a leader in the petroleum transportation industry in Canada with almost 13,000 miles of

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pipelines that transport approximately 2.7 million barrels per day of refined petroleum products and crude oil.

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The largest natural gas distribution company in British Columbia, with approximately 875,000 meters, and over 1.1 million retail meters company wide.

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The second largest owner/operator of natural gas pipelines and storage assets in the United States, transporting up to 14.2 billion cubic feet (Bcf) per day through approximately 25,000 miles of pipelines and 384 Bcf of working gas storage capacity.

•

The largest independent owner/operator of terminals in the United States, handling over 80 million tons of coal and other dry-bulk materials annually and having a liquids storage capacity of approximately 72 million barrels for refined petroleum products, crude oil and chemicals.

•

The largest marketer/transporter of carbon dioxide (CO2) for enhanced oil recovery projects in the United States, transporting over 1 Bcf of CO2 per day through 1,100 miles of pipeline, and the second largest oil producer in Texas.

•

The largest private sector provider of water and wastewater infrastructure and services in Western Canada, operating 90 systems in over 50 communities.

Kinder noted the combined company will be committed to returning cash to shareholders in an economic and tax-efficient manner, while at the same time maintaining a strong balance sheet and investing in additional energy infrastructure. Upon closing, the total debt-to-capital ratio of the combined entity is expected to be about 56 percent, and Kinder said he expects the combined company will maintain its BBB credit rating.

“Terasen’s assets are a great fit with our long-standing strategy of owning and operating predominantly stable, regulated, fee-based businesses in growing markets,” Kinder said. “We have a proven track record of merging companies, operating assets efficiently and growing existing assets through expansions.”

Once the transaction is completed, Kinder will remain chairman and CEO of the combined entity, which will be known as Kinder Morgan, Inc., with corporate headquarters in Houston, Texas. Terasen’s natural gas distribution operations, along with its water and utility services business, will remain headquartered in Greater Vancouver and its pipeline operations office will remain based in Calgary.  Terasen Gas, Terasen’s natural gas distribution company, will continue to operate under the Terasen name.

The transaction will be completed as a plan of arrangement under the Business Corporations Act (British Columbia) and will require the approval of 75 percent of Terasen shareholders who vote at a special meeting, which will be held on or before Oct. 31, 2005. The

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board of directors of Terasen is unanimously recommending that Terasen shareholders vote in favor of the transaction.  Terasen has agreed not to solicit competing transactions and to pay a termination fee of C$75 million to KMI under certain circumstances.

UBS Investment Bank acted as exclusive financial advisor to KMI and RBC Capital Markets acted as exclusive financial advisor and provided a fairness opinion to Terasen.

Terasen (TSX: TER), based in Vancouver, Canada, is a leading provider of energy and utility services.  Through Terasen Gas and Terasen Gas (Vancouver Island), the company distributes natural gas to approximately 875,000 customers, representing more than 95 percent of natural gas consumers in British Columbia. Through Terasen Pipelines, the company provides petroleum transportation services from the Athabasca oilsands to Edmonton, and from Alberta to British Columbia, Washington State, the U.S. Rocky Mountain region and the U.S. Midwest. Information about Terasen is available via the Internet at www.Terasen.com.

Kinder Morgan, Inc. (NYSE: KMI) is one of the largest energy transportation and storage companies in America, operating more than 35,000 miles of natural gas and products pipelines and approximately 145 terminals. KMI owns the general partner interest of Kinder Morgan Energy Partners, L.P. (NYSE: KMP), one of the largest publicly traded pipeline limited partnerships in the United States.  Combined, KMI and KMP have an enterprise value of almost $30 billion.  (Enterprise value is market value of the equity securities plus net debt, excluding interest rate swaps.)

Please join Kinder Morgan at 8:30 a.m. Eastern Time on Tuesday, Aug. 2, at www.kindermorgan.com for a LIVE webcast conference call to discuss the announced transaction.  The presentation for the call is available at www.kindermorgan.com.

Terasen will hold a separate investor call at 7:00 a.m. Pacific Time (10:00 a.m. Eastern Time) Tuesday, Aug. 2, to discuss the transaction. Analysts and other interested parties wanting to participate in the call can dial 1-877-375-5688 (toll-free within North America). International callers can dial 1-973-582-2745.  No passcode is required.  The call will also be broadcast live on www.terasen.com and will be available for replay following the call. The presentation for the call is available at www.terasen.com.

In this release, we present a measure of cash flow that differs from cash flow measures prepared under Generally Accepted Accounting Principles (GAAP).  In this release, we have

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defined cash flow to be pre-tax income before depletion, depreciation and amortization (DD&A), less cash paid for income taxes and less sustaining capital expenditures.  In each case, the amounts included in the calculation of these measures are computed in accordance with GAAP, with the exception of sustaining capital expenditures, which is not a defined term under GAAP.  Sustaining capital expenditures are defined as capital expenditures (determined in accordance with GAAP) which do not increase the capacity of the asset.  We believe the most directly comparable cash flow measure computed under GAAP is “cash flows provided by operating activities.”  This GAAP measure differs from the cash flow measure used in this release in that (1) it is not reduced for sustaining capital expenditures, and (2) it is affected by a number of items that are not taken into account in the cash flow measure used in this release, including (i) adjustments for equity in earnings, (ii) distributions from equity investments, (iii) minority interests in income of consolidated subsidiaries, (iv) deferred purchased gas costs, (v) changes in gas in underground storage, (vi) changes in other working capital items, (vii) net gains or losses on sale of facilities, (viii) proceeds from termination of interest rate swaps, and (ix) other, net.  Cash flow should be considered in conjunction with cash provided from operations, as defined by GAAP.

We routinely calculate and communicate this measure to investors.  We believe that continuing to provide this information results in consistency in our financial reporting.  In addition, we believe that this measure is useful to investors because it provides investors with a quick, simple and reasonable estimate of our cash flow available for expansion projects, debt repayment, dividends and share repurchases.

INVESTOR NOTICES

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  Such statements are those concerning the contemplated transaction and strategic plans, expectations and objectives for future operations.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the companies expect, believe or anticipate will or may occur in the future are forward-looking statements.  This includes completion of the proposed transaction, realization of expected synergies from the transaction, future financial performance, future equity issuance and other matters.  These statements are based on certain assumptions made by the companies based on their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances.  Although the companies believe that their expectations are based on reasonable assumptions, they can give no assurance that such assumptions will materialize.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the companies.  These risks include, but are not limited to, the risks identified as Risk Factors in each company's Forms 10-K, Forms 10-Q or other documents filed with the Securities and Exchange Commission or other securities regulatory authorities.  Investors and security holders are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

This release is not intended to be proxy solicitation materials and it does not constitute an offer to sell or a solicitation of an offer to buy shares of KMI or Terasen.